Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 16th day of January, 2016 (the “Effective Date”), between GENERAL MOLY, INC., a Delaware corporation (the “Company”), and LEE M. SHUMWAY (“Executive”).

RECITALS

A.                                    The Company is in the exploration, development and mining business.

B.                                    Executive has been employed by the Company as its Chief Financial Officer (“CFO”) since October 16, 2015, and prior thereto, as its Controller & Treasurer since June 18, 2009, and prior thereto, as Director Business Process & IT since November 26, 2007.

C.                                    Executive and the Company entered into a Change of Control, Severance, Confidentiality, and Non-Solicitation Agreement effective January 1, 2012.

D.                                    Executive and the Company intend to terminate the Change of Control, Severance, Confidentiality, and Non-Solicitation Agreement contemporaneous with the execution and effectiveness of this Agreement.

E.                                     In connection with Executive’s employment with the Company, Executive has had and will continue to have access to confidential, proprietary and trade secret information of the Company and its Affiliates (as defined herein) and relating to the business of the Company and its Affiliates, which confidential, proprietary and trade secret information the Company and its Affiliates desire to protect from disclosure and unfair competition.

F.                                      The Company and Executive now desire to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and promises of the parties contained herein, the Company and Executive enter into this Agreement and agree as follows:

1.                                      DESCRIPTION OF SERVICES. Executive shall, to the best of his ability, industriously and faithfully perform the responsibilities as CFO of the Company as specified in the Company’s by-laws and as may be prescribed from time to time by the Company’s Chief Executive Officer (the “CEO”) or the Board of Directors of the Company (the “Board”).  Executive shall devote all of his business time, attention, skill and efforts exclusively to the business and affairs of Company; provided, however, that Executive may serve on other boards as a director or trustee if such service, in the opinion of the Company, does not interfere with his ability to discharge his duties and responsibilities to Company and is not, in the opinion of the Company, in conflict with the specific thrust of the Company’s business plan.  The Executive shall report to the CEO.  Executive’s specific responsibilities and duties may be changed from time to time by the Company but he shall be primarily responsible for all aspects of the financial affairs of the Company, including, without limitation, financial reports and analysis, tax reporting and compliance, budget preparation, general accounting, payroll, billing, accounts payable, credit and collections, fixed asset and cash management, information systems, and management and supervision of staff assigned to report to Executive.  The Company may also establish goals for the Company and/or for Executive from time to time which Executive will be responsible to attain.

2.                                      TERM.  Subject to the provisions for early termination as hereinafter provided, Executive’s employment under the terms and conditions of this Agreement shall commence as of the Effective Date and shall automatically renew for a successive twelve (12) month term on each annual anniversary of the Effective Date of this Agreement, unless upon ninety (90) days’ notice to Executive, Company shall notify Executive of its decision to not renew the Agreement for another successive twelve (12) month term and therefore this Agreement shall automatically terminate on December 31st of the year of such notice, provided that if a Change of Control occurs prior to the expiration of the Term specified in the preceding clause and the Term would otherwise expire during the one-year period immediately following the Change of Control (the “Transition Period”) as a result of application of the preceding clause, then the Term shall end upon expiration of the Transition Period.   If Executive remains employed by the Company after the Term has ended, then such continued employment will be based on such terms and conditions as may be established from time to time by the Company, with no agreement or assurance under this Agreement that Executive will be entitled to any separation pay or benefits upon any termination of such continued employment.

3.                                      COMPENSATION.

3.1.                            Base Compensation. During the Term, base compensation shall be payable to Executive based on an annual rate determined by the Board from time to time (“Base Compensation”). As of the Effective Date, Executive’s Base Compensation shall be TWO HUNDRED SEVENTY FIVE THOUSAND SEVEN HUNDRED FIFTY DOLLARS ($275,750.00). Base Compensation shall be payable bi-weekly in arrears in accordance with the Company’s regular payroll procedures, policies and practices. Base Compensation may be reviewed and adjusted upward annually by the Board as it deems appropriate.

3.2.                            Incentive Compensation.

(a)         Incentive Cash Awards. Executive shall be eligible to receive such incentive cash awards as the Board may determine from time to time.  All incentive cash awards shall be paid in a lump sum, on a date determined by the Company, on or before March 15 of the calendar year following the calendar year in which the incentive cash award is earned.

(b)         Equity-Based Incentives.  Executive shall be eligible to receive such equity-based incentive awards from time to time under the Company’s 2006 Equity Incentive Plan, as may be amended from time to time (the “Equity Incentive Plan”), as the Board or the Compensation Committee of the Board determines in its discretion from time to time.

3.3                               Payments Subject to Deductions. All payments to Executive under Sections 3.1 and 3.2 shall be subject to the customary withholding taxes and the other employee taxes as required by law and deductions authorized by Executive.

3.4                               Business Expenses/Reimbursement of Disallowed Expenses. During the Term, the Company shall reimburse Executive for other reasonable and necessary business expenses in connection with the performance by Executive of his duties or services hereunder, including business, entertainment and travel, subject to compliance with such policies regarding expenses and expense reimbursements as may be adopted from time to time by the Company. If any compensation payment, medical reimbursement, employee fringe benefit, expense allowance payment or other expense incurred by the Company for the benefit of Executive is disallowed in whole or in part as a deductible expense of the Company for federal or state income tax purposes for reasons other than the failure to qualify as “performance-based compensation” for purposes of Code Section 162(m), Executive shall reimburse the Company, upon notice and demand, to the full extent of the disallowance. In lieu of payment by Executive to the Company, Executive authorizes the Company to withhold amounts from Executive’s future compensation payments until the amount owed to the Company has been fully recovered. The Company shall not be required to legally defend any proposed disallowance and the amount required to be reimbursed by Executive shall be the amount, as finally determined by agreement or otherwise, which is actually disallowed as a deduction. This legally enforceable obligation is in accordance with the provisions of Revenue Ruling 69-115 and is for the purpose of entitling Executive to a business expense deduction for the taxable year in which the repayment is made to the Company. In this manner, the Company shall be protected from having to bear the entire burden of a disallowed expense item.

3.5                               Fringe Benefits. During the Term, Executive shall be entitled to participate in the retirement and health and welfare benefits offered generally by Company to its employees, to the extent that Executive’s position, tenure, salary, health, and other qualifications make Executive eligible to participate. Executive’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. Company does not guarantee the adoption or continuance of any particular employee benefit during Executive’s employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of Company, to amend, modify or terminate any of its benefits during the Term of this Agreement.  Executive also will be entitled to all normal and customary perquisites of employment, including paid-time-off of twenty (20) days per year, available to employees of the Company at Executive’s level, subject to the stated terms and conditions of such perquisites.

3.6                               Indemnity. The Company agrees to indemnify Executive for acts or omissions pursuant to its current Indemnity Agreement, a copy of which has been provided to Executive.

4.                                      TERMINATION; EFFECT OF TERMINATION.

4.1.                            Termination Date. Executive’s employment with the Company hereunder may be terminated as provided in Section 4.2.  Executive’s “Termination Date” shall be the date Executive’s “separation from service” with the Company has occurred for purposes of Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance thereunder (“Code”).

4.2.                            Termination Events.

(a)         Termination by the Company Without Cause.  The Company may terminate Executive’s employment with the Company without Cause upon thirty (30) days prior written notice.

(b)         Termination by the Company With Cause. The Company may terminate Executive’s employment with the Company at any time with Cause, without notice (except as otherwise provided herein). For the purposes of this Agreement, “Cause” means the good faith determination by the Board that:

(i)                       Executive has neglected, failed or refused to perform his duties as CFO (other than as a result of physical or mental illness);

(ii)                    Executive has failed to timely attain the goals assigned to Executive by the Company, in its good faith judgment, from time to time;

(iii)                 Executive has committed an act of personal dishonesty including, without limitation, an act or omission intended to result in personal enrichment of Executive at the expense of the Company;

(iv)                Executive has committed a willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company or Executive’s reputation or business relationships;

(v)                   Executive has perpetrated an intentional fraud against or affecting the Company or any customer, supplier, client, agent, or employee thereof;

(vi)                Executive has been convicted (including conviction on a nolo contendere, no contest, or similar plea) of a felony or any crime involving fraud, dishonesty, or moral turpitude; or

(vii)             Executive materially breaches his obligations under Section 8 of this Agreement.

With respect to any of the matters set forth in (i) or (ii) above, the Company shall give Executive notice of the deficiency and a reasonable opportunity to correct the deficiency (not to exceed sixty (60) days) prior to termination. In the event that the Company has given notice of a deficiency and makes a determination that the deficiency has not been cured within a reasonable period of time, Executive’s employment may be terminated for Cause.

(c)          Resignation By Executive Without Good Reason.  Executive may terminate Executive’s employment with the Company without Good Reason upon ninety (90) days prior written notice to the Company, provided the Company may waive the notice period.

(d)         Resignation By Executive With Good Reason.  Executive may terminate Executive’s employment with the Company for Good Reason, subject to the notice and cure requirements provided below.  For purposes of this Agreement, “Good Reason” means:

(i)                       a material diminution in Executive’s base compensation;

(ii)                    a material diminution in Executive’s authority, duties or responsibilities;

(iii)                 a material change of more than 50 miles in the geographic location at which Executive is required to perform services;

(iv)                any direction or requirement that Executive engage in conduct that could reasonably be construed to violate local, state or federal law; or

(v)                   a material failure by the Company to pay Base Compensation due Executive pursuant to this Agreement in a timely manner.

With respect to any of the matters set forth above, Executive shall provide written notice to the Company within ninety (90) days of the initial existence of the Good Reason condition.  Upon receipt of such notice, the Company shall have a period of thirty (30) days during which it may remedy the condition and not be required to pay any amount payable under Sections 4.3(b) or 4.4(a) below in connection with a resignation with Good Reason.

(e)          Termination Due to Executive’s Disability.  Executive’s employment with the Company shall terminate automatically upon the inability of Executive to satisfactorily perform the duties set forth in Section 1 or as assigned to him by the Company from time to time by reason of mental or non-industrial physical illness or injury for a period of one hundred eighty (180) consecutive days (“Disability”).

(f)           Termination Due to Executive’s Death.  Executive’s employment with the Company shall terminate automatically upon his death.

(g)          Wind Up Activities.  Following any notice of termination required under this Section 4.2, the Company and Executive shall cooperate with each other in all matters relating to the winding up of Executive’s work on behalf of the Company.

4.3.                            Payments Upon Termination of Employment Prior to a Change of Control or After The Expiration of the Transition Period.

(a)                                 Involuntary Termination By The Company For Non-Renewal of Annual Twelve (12) Month Term, or Without Cause Prior To a Change of Control or After the Expiration of the Transition Period. If (1) Company should elect not to renew the Term for a successive twelve (12) month term; or (2) Executive’s Termination Date occurs (y) during the Term, and (z) prior to a Change of Control or after the expiration of the Transition Period, and if such termination is involuntary at the initiative of the Company without Cause, then, in addition to such Base Compensation that has been earned but not paid to Executive as of the Termination Date, and in consideration of Executive’s obligations under Section 8.2 below, the Company shall provide to Executive the payments set forth in this Section 4.3(a), subject to the conditions described in Section 4.5:

(i)                                     Separation Pay.  The Company shall pay to Executive an amount equal to One Half (1/2) of Executive’s Base Compensation as of the Termination Date, representing six (6) months annual base compensation, payable to Executive in approximately equal installments over six (6) months, with such period commencing on the first normal payroll date of the Company after the Termination Date and continuing thereafter in accordance with the Company’s regular payroll schedule, but in no event shall such amount paid under this Section 4.3(a)(i) exceed the lesser of two times (A) the limit of compensation set forth in section 401(a)(17) of the Code as in effect for the year in which the Termination Date occurs, or (B) Executive’s annualized compensation based upon the annual rate of pay for services to the Company for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not separated from service).  The Company and Executive intend the payments under this Section 4.3(a)(i) to be a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii).

(ii)                                  Make-up Payment.  In the event that Executive’s separation pay under Section 4.3(a)(i) above is limited by application of clause (A) or (B) thereof, then the Company shall make an additional lump sum payment to Executive equal to the difference between (x) one half of Executive’s Base Compensation as of the Termination Date and (y) the amount payable to Executive under Section 4.3(a)(i).  Such lump sum payment shall be paid to Executive no later than sixty (60) days following the Termination Date, provided that Executive has satisfied the conditions described in Section 4.5. The Company and Executive intend the payment under this Section 4.3(a)(ii) to be a short-term deferral under Treas. Reg. § 1.409A-1(b)(4).

(b)                                 Resignation By Executive For Good Reason Prior To a Change of Control.  If Executive’s Termination Date occurs (y) during the Term, and (z) prior to a Change of Control or after the expiration of the Transition Period, and if such termination is the result of Executive’s resignation for Good Reason, then, in addition to such Base Compensation that has been earned but not paid to Executive as of the Termination Date, and in consideration of Executive’s obligations under Section 8.2 below, the Company shall provide to Executive the payments set forth in this Section 4.3(b), subject to the conditions described in Section 4.5:

(i)                                     Separation Pay.  The Company shall pay to Executive an amount equal to One Half (1/2) of Executive’s Base Compensation as of the Termination Date, representing six (6) months annual base compensation, payable to Executive in approximately equal installments over six (6) months, with such period commencing on the first normal payroll date of the Company after the Termination Date and continuing thereafter in accordance with the Company’s regular payroll schedule, but in no event shall such amount paid under this Section 4.3(b)(i) exceed the lesser of two times (A) the limit of compensation set forth in section 401(a)(17) of the Code as in effect for the year in which the Termination Date occurs, or (B) Executive’s annualized compensation based upon the annual rate of pay for services to the Company for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not separated from service).  The Company and Executive intend the payments under this Section 4.3(b)(i) to be a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii).

(ii)                                  Make-up Payment.  In the event that Executive’s separation pay under Section 4.3(b)(i) above is limited by application of clause (A) or (B) thereof, then the Company shall make an additional lump sum payment to Executive equal to the difference between (x) one half of Executive’s Base Compensation as of the Termination Date and (y) the amount payable to Executive under Section 4.3(b)(i).  Such lump sum payment shall be paid to Executive no later than sixty (60) days following the Termination Date, provided that Executive has satisfied the conditions described in Section 4.5. The Company and Executive intend the payment under this Section 4.3(b)(ii) to be a short-term deferral under Treas. Reg. § 1.409A-1(b)(4).

(c)                                  Other Termination Prior to a Change of Control or After Expiration of the Transition Period.  If Executive’s Termination Date occurs (y)

during the Term, and (z) prior to a Change of Control or after the expiration of the Transition Period, and is the result of:

(i)                                     Executive’s abandonment of or resignation from employment for any reason other than Good Reason;

(ii)                                  Termination of Executive’s employment by the Company for Cause; or

(iii)                               Executive’s death or Disability;

then the Company will pay to Executive, or Executive’s beneficiary or Executive’s estate, as the case may be, such Base Compensation that has been earned but not paid to Executive as of the Termination Date, payable pursuant to the Company’s normal payroll practices and procedures, and Executive shall not be entitled to any additional compensation or benefits provided under this Section 4.

4.4.                            Payments Upon Termination of Employment During the Transition Period.

(a)                                 Involuntary Termination By The Company Without Cause or Resignation by Executive for Good Reason During the Transition Period. If Executive’s Termination Date occurs during the Transition Period, and if such termination is involuntary at the initiative of the Company without Cause or is the result of Executive’s resignation for Good Reason, then, in addition to such Base Compensation that has been earned but not paid to Executive as of the Termination Date, and in consideration of Executive’s obligations under Section 8.2 below, the Company shall provide to Executive the payments set forth in this Section 4.4(a), subject to the conditions described in Section 4.5:

(i)                                     Lump Sum Separation Pay.  The Company shall pay to Executive an amount equal to 100% of Executive’s target annual incentive award for one year (as in effect immediately prior to the closing of the Change of Control), less applicable withholdings, payable to Executive in a lump sum no later than sixty (60) days following the Termination Date, provided that Executive has satisfied the conditions described in Section 4.5.  The Company and Executive intend the payment under this Section 4.4(a)(i) to be a short-term deferral under Treas. Reg. § 1.409A-1(b)(4).

(ii)                                  Additional Separation Pay.  The Company shall pay to Executive an amount equal to two times Executive’s Base Compensation as of the Termination Date payable to Executive in approximately equal installments over twelve (12) months, with such period commencing on the first normal payroll date of the Company after the Termination Date and continuing thereafter in accordance with the Company’s regular payroll schedule, but in no event shall such amount paid under this Section 4.4(a)(ii) exceed the lesser of two times (A) the limit of compensation set forth in section 401(a)(17) of the Code as in effect for the year in which the Termination Date occurs, or (B) Executive’s annualized compensation based upon the annual rate of pay for services to the Company for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not separated from service).  The Company and Executive intend the payments under this Section 4.4(a)(ii) to be a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii).

(iii)                               Make-up Payment.  In the event that Executive’s separation pay under Section 4.4(a)(ii) above is limited by application of clause (A) or (B) thereof, then the Company shall make an additional lump sum payment to Executive equal to the difference between (x) two times Executive’s Base Compensation as of the Termination Date and (y) the amount payable to Executive under Section 4.4(a)(ii).  Such lump sum payment shall be paid to Executive no later than sixty (60) days following the Termination Date, provided that Executive has satisfied the conditions described in Section 4.5.  The Company and Executive intend the payment under this Section 4.4(a)(iii) to be a short-term deferral under Treas. Reg. § 1.409A-1(b)(4).

(b)                                 Other Termination During the Transition Period.  If Executive’s Termination Date occurs during the Transition Period and is the result of:

(i)                                     Executive’s abandonment of or resignation from employment for any reason other than Good Reason;

(ii)                                  termination of Executive’s employment by the Company for Cause; or

(iii)                               Executive’s death or Disability;

then the Company will pay to Executive, or Executive’s beneficiary or Executive’s estate, as the case may be, such Base Compensation that has been earned but not paid to Executive as of the Termination Date, payable pursuant to the Company’s normal payroll practices and procedures, and Executive shall not be entitled to any additional compensation or benefits provided under this Section 4.

4.5                               Separation Pay Conditions.  Notwithstanding anything above to the contrary, the Company will not be obligated to make any payments to Executive under Section 4.3(a), Section 4.3(b) or Section 4.4(a) unless: (i) Executive has signed a release of claims in favor of the Company and its Affiliates and related entities, and their directors, officers, insurers, employees and agents, in a form prescribed by the Company; (ii) all applicable rescission periods provided by law for releases of claims have expired and Executive has not rescinded the release of claims; and (iii) Executive is in strict compliance with the terms of this Agreement and any other written agreements between the Company and Executive as of the dates of such payments.  Any payments scheduled to be paid to Executive pursuant to Section 4.3(a), Section 4.3(b) or Section 4.4(a) on payroll dates occurring before the conditions set forth in clauses (i) and (ii) of this Section 4.5 are satisfied shall be held and paid to Executive as soon as practicable following satisfaction of such conditions.

4.6                               Section 409A; Deferred Compensation.

(a)         Delay in Payment. Notwithstanding anything in the Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s “separation from service” with the Company to be a “specified employee” under Section 409A of the Code, then any non-exempt deferred compensation which would otherwise be payable hereunder shall not be paid until the date which is the first business day following the six-month period after Executive’s separation from service (or if earlier, Executive’s death). Such delay in payment shall only be affected with respect to each separate payment of non-exempt deferred compensation to the extent required to avoid adverse tax treatment to Executive under Section 409A. Any payments or benefits not subject to such delay, shall be paid pursuant to the time and form of payment specified above. Any compensation which would have otherwise been paid during the delay period shall be paid to Executive (or his beneficiary or estate) in a lump sum payment on the first business day following the expiration of the delay period.

(b)         Interpretation. The parties intend that all payments or benefits payable under the Agreement will not be subject to the additional tax imposed by Section 409A of the Code, and the provisions of the Agreement shall be construed and administered consistent with such intent. To the extent such potential payments could become subject to Section 409A of the Code, the Company and Executive agree to work together to modify the Agreement to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code, provided that the Company shall not be required to provide any additional compensation amounts or benefits and Executive shall be responsible for payment of any and all taxes owed in connection with the consideration provided for under Section 4.3(a), Section 4.3(b) or Section 4.4(a) of this Agreement.

5.                                      CHANGE OF CONTROL.

5.1                               Definition.  For purposes of this Agreement, “Change of Control” means:

(a)                                 The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 5.1(a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; or

(b)                                 Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or the acquisition of assets or stock of another entity by the Company (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination; or

(c)                                  Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(d)                                 A sale or disposition of all or substantially all of the operating assets of the Company to an unrelated party; or

(e)                                  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

5.2                               Parachute Payment Restrictions.

(a)                                 If any payments or benefits (including payments and benefits pursuant to this Agreement or under other compensatory arrangements involving the Executive, including equity-based incentive awards (the “other arrangements”)) in the nature of compensation that the Executive would receive in connection with a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (collectively, “Transaction Payments”) would collectively constitute a “parachute payment” within the meaning of Section 280G of the Code, and if the “net after-tax amount” of such parachute payment to the Executive is less than what the net after-tax amount to the Executive would be if the Transaction Payments otherwise constituting the parachute payment were limited to the maximum “parachute value” of Transaction Payments that the Executive could receive without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Transaction Payments otherwise constituting the parachute payment shall be reduced so that the parachute value of all Transaction Payments, in the aggregate, will equal the maximum parachute value of all Transaction Payments that the Executive can receive without any Transaction Payments being subject to the Excise Tax.  Should such a reduction in Transaction Payments be required, the Executive shall be entitled, subject to the following sentence, to designate those Transaction Payments under this Agreement or the other arrangements that will be reduced or eliminated so as to achieve the specified reduction in Transaction Payments to the Executive and avoid characterization of such Transaction Payments as a parachute payment.  The Company will provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation.  To the extent that the Executive’s ability to make such a designation would cause any of the Transaction Payments to become subject to any additional tax under Code Section 409A, or if the Executive fails to make such a designation within ten business days of receiving the requested information from the Company, then the Company shall achieve the necessary reduction in the Transaction Payments by reducing them in the following order: (i) reduction of cash payments payable under this Agreement; (ii) reduction of other payments and benefits to be provided to the Executive; (iii) cancellation or reduction of accelerated vesting of equity-based awards that are subject to performance-based vesting conditions; and (iv) cancellation or reduction of accelerated vesting of equity-based awards that are subject only to service-based vesting conditions.  If the acceleration of the vesting of Executive’s equity-based awards is to be cancelled or reduced, such acceleration of vesting shall be reduced or cancelled in the reverse order of the date of grant.  For purposes of this Section 5.2, a “net after-tax amount” shall be determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the Excise Tax, and the “parachute value” of a Transaction Payment means the present value as of the date of the Change of Control for purposes of Section 280G of the Code of the portion of such Transaction Payment that constitutes a parachute payment under Section 280G(b)(2) of the Code.

(b)                                 The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control may be utilized by the Compensation Committee to make all determinations required to be made under this Section 5.2.  If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group affecting the Change of Control, the Compensation Committee may appoint another nationally recognized independent registered public accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by any such independent registered public accounting firm retained hereunder.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

5.3                               Effect of Change of Control on Equity Awards.  Notwithstanding anything to the contrary in any award agreement pursuant to which an equity-based compensation award has been made to Executive, the effect of a Change of Control (as defined in the Equity Incentive Plan) on any equity-based compensation award granted to Executive during the Term of this Agreement or the term of the Prior Agreement shall be as provided in Section 12(c) of the Equity Incentive Plan.  If and to the extent the vesting and exercisability of any such equity-based compensation award has not already been accelerated in full in connection with a Change of Control, as contemplated by clause (ii) of Section 12(c) of the Equity Incentive Plan, then the vesting and exercisability of any such award shall be accelerated in full if Executive’s Termination Date occurs during the Transition Period under the circumstances described in 4.4(a) of this Agreement.

6.                                      DISCLOSURE OF INFORMATION.

6.1.                            Executive acknowledges that he has received and will continue to receive access to non-public, confidential and proprietary business information and trade secrets about the Company and its Affiliates (“Confidential Information”), that this Confidential Information was and will be obtained or developed by the Company at great expense and is zealously guarded by the Company from unauthorized disclosure, and that Executive’s possession of this Confidential Information is due solely to Executive’s employment with the Company. In recognition of the foregoing, Executive will not at any time during employment or following termination of employment for any reason, disclose, use or make otherwise available to any third party any Confidential Information relating to the Company’s or any of its Affiliates’ business, including their products, production methods and development; manufacturing and business methods and techniques; trade secrets, data, specifications, developments, inventions, engineering and research activity;

marketing and sales strategies, information and techniques; long and short term plans; current and prospective dealer, customer, vendor, supplier and distributor lists, contacts and information; financial, personnel and information system information; and any other information concerning the business of the Company or its Affiliates. During the term of Executive’s employment with the Company and at all times thereafter, Executive shall take reasonable steps to protect the confidentiality of Confidential Information and shall refrain from any acts or omissions that would reduce the value of Confidential Information to the Company or any of its Affiliates.  Executive’s foregoing obligations regarding Confidential Information do not apply to any knowledge or information to the extent that it (i) is now or subsequently becomes generally publicly known or generally known in the industry in which the Company operates in the form in which it was obtained from the Company (or its applicable Affiliate), (ii) is independently made available to Executive in good faith by a third party who has not violated an obligation of confidentiality to the Company or any of its Affiliates, or (iii) is required by law to be disclosed (but only to the extent such disclosure is required).  In the latter event, Executive shall disclose to the Company the event and authority requiring disclosure “required by law” at the first opportunity upon learning of the disclosure request.  Nothing contained in the preceding sentence shall be interpreted to legitimize any disclosure of Confidential Information by Executive that occurs outside of any of the events described in items (i) through (iii) above.   The parties acknowledge and agree that Executive’s obligations under this Section 6 to maintain the confidentiality of the Confidential Information are in addition to any obligations of Executive under applicable statutory or common law.

6.2.                            Upon termination of employment with the Company, Executive shall deliver to a designated Company representative all records, documents, hardware, software, and all other property of the Company or any of its Affiliates in whatever form and all copies thereof in Executive’s possession. Executive acknowledges and agrees that all such materials are the sole property of the Company or its Affiliates and that Executive will certify in writing to the Company at the time of termination that Executive has complied with this obligation.

6.3                               For purposes of this Section 6 and this entire Agreement, Affiliate” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, or an unincorporated organization, that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

6.4                               Executive acknowledges that Confidential Information constitutes a unique and valuable asset of the Company and its Affiliates and represents a substantial investment of time and expense by the Company and its Affiliates.  Executive further acknowledges that the provisions of this Section 6 are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, and that any violation of this Section 6 by Executive would cause substantial and irreparable harm to the Company and its Affiliates to such an extent that monetary damages alone would be an inadequate remedy.  Therefore, in the event that Executive violates any provision of this Section 6, the Company and its Affiliates shall be entitled to immediate injunctive relief (without the necessity of proving actual damages or posting bond, or if a bond is required, a bond in the amount of $1,000 is deemed sufficient), in addition to all the other remedies it or they may have, restraining Executive from violating or continuing to violate such provision.

7.                                      DISCLOSURE AND ASSIGNMENT OF INVENTIONS.

7.1.                            Executive agrees to promptly disclose to the Company inventions, ideas, processes, writings, designs, developments and improvements, whether or not protectable under the applicable patent, trademark or copyright statutes, which Executive has made, conceived, reduced to practice or learned during his employment with the Company or which Executive makes, conceives, reduces to practice or learns during the period of employment by Company, either alone or jointly with others, relating to any business in which the Company, during the period of Executive’s employment, has been, is or may be concerned (“the Inventions”). Such disclosures shall be made by Executive to the Company in a written report, setting forth in detail the structures, procedures and methodology employed and the results achieved.

7.2.                            Consistent with and to the extent permitted by applicable law, Executive hereby assigns and agrees to assign to the Company all rights in and to the Inventions and proprietary rights therein, based thereon or related thereto, including, but not limited to, applications for United States and foreign patents and resulting patents.

7.3.                            Executive further agrees, without charge to the Company but at its expense, to assist the Company in every proper way and execute, acknowledge and deliver, during and after employment by the Company, all such documents necessary and perform such other legal acts as may be necessary, in the opinion of the Company, to obtain or maintain United States or foreign patents or other proprietary protection, for any and all Inventions made during his employment by the Company in any and all countries, and to vest title therein to the Company.

7.4.                            Executive acknowledges notice from the Company that this foregoing obligation to assign rights in and to any Inventions does not apply to an Invention for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on Executive’s own time and (y) which does not relate (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development; or (z) which does not result from any work performed by Executive for the Company.

7.5.                            Executive further agrees that prior to separation from employment with the Company for any reason, Executive shall disclose to the Company, in a written report, all Inventions, the rights to which Executive has agreed to assign to the Company under Sections 7.1 and 7.2 above, and which Executive has not previously disclosed.

8.                                      RESTRICTIVE COVENANTS.

8.1.                            Non-Solicitation.

(a)         Executive specifically acknowledges that the Confidential Information described in Section 6.1 includes confidential and trade secret data pertaining to current and prospective customers of the Company, that such data is a valuable and unique asset of the Company’s business and that the success or failure of the Company’s specialized business is dependent in large part upon the Company’s ability to establish and maintain close and continuing personal contacts and working relationships with such customers and to develop proposals which are specifically designed to meet the requirements of such customers. Therefore, during Executive’s employment with the Company and for the twelve (12) months following termination of employment for any reason, except on behalf of the Company or with the Company’s prior written consent, Executive is prohibited from soliciting, either directly or indirectly, on his own behalf or on behalf of any other person or entity, all such customers with whom Executive had contact during the twenty-four (24) months preceding Executive’s termination of employment.

(b)         Executive specifically acknowledges that the Confidential Information described in Section 6.1 also includes confidential and trade secret data pertaining to current and prospective employees and agents of the Company, and Executive further agrees that during Executive’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Executive will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, the services of any person who is an employee or agent of the Company or solicit any of the Company’s employees or agents to terminate their employment or agency with the Company.

(c)          Executive specifically acknowledges that the Confidential Information described in Section 6.1 also includes confidential and trade secret data pertaining to current and prospective vendors and suppliers of the Company, Executive agrees that during Executive’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Executive will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, any Company vendor or supplier for the purpose of either providing products or services to competitors of the Company, as described in Section 8.2(b), or terminating such vendor’s or supplier’s relationship or agency with the Company.

(d)         Executive further agrees that, during Executive’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Executive will do nothing to interfere with any of the Company’s business relationships.

8.2.                            Non-Competition.

(a)         Executive represents to the Company that Executive is not a party to any agreement with a prior employer or otherwise which would prohibit Executive from employment with the Company. Executive further represents that he has provided to the Company copies of any and all agreements (e.g., non-competition, non-solicitation, or non-disclosure agreements) that might limit Executive’s ability, in any way, to perform the duties of Executive’s position on behalf of the Company, and Executive agrees to act at all times on behalf of the Company in a manner consistent with any such agreements. Executive acknowledges and understands that the Company will have no obligation to provide legal representation to Executive in the event a prior employer or other third party brings or threatens to bring an action against Executive for violating any such agreements; that the Company may elect, at its sole discretion, to provide legal representation to Executive but Executive may be required to reimburse the Company for any legal expenses paid on Executive’s behalf in the event Executive is found to have violated any such agreements; and that Executive may be terminated in the event the Company determines that Executive may have violated any such agreements. Despite anything to the contrary herein, termination based upon the Company’s determination that Executive has violated this Section 8.2 shall be considered termination for Cause.

(b)         Executive covenants and agrees that during Executive’s employment with the Company and for the twenty-four (24) months following termination of employment for any reason during the Transition Period, and six (6) months outside of the Transition Period, he will not, in any state in which Executive worked on behalf of the Company or in any state or country where the Company has a material ownership or possessory interest in molybdenum, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant or in any other capacity, a business competitive with that conducted by the Company.  A “business competitive with that conducted by the Company” shall mean any business or activity involved in the discovery or mining of molybdenum or any similar ore with properties for strengthening or hardening steel, or any other ore with which the Company is in the business of discovering or mining at the time of Executive’s termination. To “engage in or carry on” shall mean to have ownership in such business or consult, work in, direct or have responsibility for any area of such business, including but not limited to the following areas: operations, sales, marketing, manufacturing, procurement or sourcing, purchasing, customer service, distribution, product planning, research, design or development.

(c)          For the twelve (12) months following termination of employment for any reason, Executive certifies and agrees that he will notify the Chairman of the Board of the Company of his employment or other affiliation with any potentially competitive business or entity prior to the commencement of such employment or affiliation.

8.3                               Executive acknowledges that the provisions of this Section 8 are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, including without limitation trade secrets, customer and supplier relationships, goodwill and loyalty, and that any violation of this Section 8 by Executive would cause substantial and irreparable harm to the Company and its Affiliates to such an extent that monetary damages alone would be an inadequate remedy.  Therefore, in the event that Executive violates any provision of this Section 8, the Company and its Affiliates shall be entitled to immediate injunctive relief (without the necessity of proving actual damages or posting bond, or if a bond is required, a bond in the amount of $1,000 is deemed sufficient), in addition to all the other remedies it or they may have, restraining Executive from violating or continuing to violate such provision.

8.4                               If the duration of, the scope of or any business activity covered by any provision of this Section 8 is in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable.  Executive and the Company agree that this Section 8 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

9.                                      NOTICES.  Any notice, consent, approval, request, demand or other communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received (i) if personally delivered or if delivered by telex or telecopy with electronic confirmation when actually received by the party to whom sent, or (ii) if delivered by mail (whether actually received or not), at the close of business on the fifth business day next following the day when placed in the federal mail, postage prepaid, certified or registered mail, return receipt requested, addressed as follows:

If to Executive:	Lee M. Shumway
430 Mountain City Hwy
Box 12
Elko, NV 89801

If to Employer:	General Moly, Inc.
Attn: Chief Legal Officer
1726 Cole Blvd, Suite 115
Lakewood, CO 80401

Copy to:	Bryan Cave, LLP
Attn: Charles Maguire, Jr.
1700 Lincoln Street
Suite 4100
Denver, CO 80202

(or to such other address as any party shall specify by written notice so given).

10.                               LEGAL REQUIREMENTS. Executive represents and warrants that, during the Term (and thereafter for so long as Executive remains an employee of the Company), Executive shall use his best efforts to comply in all material respects with, and shall use his best efforts, within the scope of his duties to comply with all legal requirements imposed by environmental laws imposed by any local, state or federal authority and the rules and regulations promulgated by any such entity. For the purposes of this Agreement, environmental law shall mean all local, state or federal law, now or hereafter existing, that relate to health, safety or environmental protection. Executive shall use his best efforts to comply in all material respects with, and shall use his best efforts, within the scope of his duties, to cause the Company to comply with, all other applicable laws and regulations governing the Company including, without limitation, all environmental laws and regulations.

11.                               NO IMPLIED WAIVERS. Neither party shall waive any breach of any provision of this Agreement except in writing, and any waiver so granted in any single instance shall not thereby be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

12.                               HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof, nor to affect the meaning thereof.

13.                               GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed under Colorado law, without regard to its conflict of laws principles. The parties agree that any litigation in any way relating to this Agreement shall be venued in either federal or state court in Jefferson County, Colorado, and Executive hereby consents to the personal jurisdiction of these courts and waives any objection that such venue is inconvenient or improper.

14.                               WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EXECUTIVE AND COMPANY HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ENFORCEMENT THEREOF.

15.                               EXECUTIVE’S RIGHT TO RECOVER ATTORNEYS’ FEES AND COSTS.  In the event of any litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement, the breach hereof or the interpretation hereof, Executive will be entitled to recover from the Company Executive’s reasonable expenses, attorneys’ fees, and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein if (and only if) Executive is the prevailing party.  The “prevailing party” means the party determined by the court to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the party in whose favor a judgment is rendered.

16.                               COMPLETE AGREEMENT - AMENDMENTS - PRIOR AGREEMENTS. The foregoing is the entire agreement of the parties with respect to the subject matter hereof, excepting those documents identified herein to be signed by the Executive and the Company, and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto. This Agreement supersedes any and all prior agreements among the Company and Executive with respect to the matters covered herein, including without limitation the Prior Agreement.

17.                               INVALIDITY. The invalidity or lack of enforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all other respects as though such invalid or unenforceable provisions were permitted. Moreover, the parties agree to replace or have a Court replace such invalid provisions with a substitute provision that will satisfy the intent of the parties.

18.                               SURVIVAL. Upon the expiration or termination of this Agreement for any reason, the provisions of Section 8 and the covenants of the parties herein shall survive and remain in full force and effect.

19.                               BINDING OBLIGATIONS. The Executive and the Company acknowledge and understand that, unless expressly stated above, Executive’s obligations hereunder shall not be affected by the reasons for, circumstances of, or identity of the party who initiates the termination of Executive’s employment with the Company.

20.                               FORFEITURE AND COMPENSATION RECOVERY.

20.1                        Forfeiture Conditions.  Notwithstanding anything to the contrary in this Agreement, if the Executive breaches any of the restrictions applicable to the Executive under Section 8 of this Agreement after Executive’s Termination Date, then (i) the Executive shall immediately forfeit his right to receive any separation pay under Sections 4.3(a), 4.3(b) or 4.4(a) of this Agreement, and to the extent any portion of such payments has been received, the Executive will be required to repay to the Company the amount of such payments previously received.

20.2                        Compensation Recovery Policy.  To the extent that any compensation provided pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), any such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or its Compensation Committee in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed.  This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

21.                               TERMINATION OF CHANGE OF CONTROL, SEVERANCE, CONFIDENTIALITY, AND NON-SOLICITATION AGREEMENT.  Executive and the Company each agree to the termination of the Change of Control, Severance, Confidentiality, and Non-Solicitation Agreement dated January 1, 2012, and agree that such Change of Control, Severance, Confidentiality, and Non-Solicitation Agreement shall be of no further force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below, effective as of the Effective Date first set forth above.

COMPANY:

GENERAL MOLY, INC.

By:	/s/ R. Scott Roswell

Its:	Chief Legal Officer

EXECUTIVE:

/s/ Lee M. Shumway
LEE M. SHUMWAY